UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2005

CADMUS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-12954	54-1274108
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court, Suite 200, Richmond, Virginia	23226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 287-5680

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 2, 2005, the Human Resources and Compensation Committee (the Committee) of Cadmus Communications Corporation (the Company) approved correcting amendments to two subplans under the Company’s 2004 Key Employee Stock Compensation Plan (the 2005 Stock Plan): the FY 2005-2007 Executive Long-Term Incentive Plan and the FY 2005-2007 Management Long-Term Incentive Plan (collectively, the Plans). The Company filed a Form 8-K on November 15, 2004 to report shareholder approval of the 2005 Stock Plan and the initial adoption of the Plans, and reported the establishment of performance goals for awards under the Plans in Part II, Item 5 of its Form 10-Q filed on February 9, 2005.

The Plans grant three year performance-based restricted stock and cash payment awards under the 2005 Stock Plan to select executives and other management employees. The Plans also provide for certain payments to award recipients upon a change of control (as defined in the 2005 Stock Plan and the Plans) of the Company. The language of the Plans as originally adopted included the condition that a participant terminate employment under specified circumstances to receive an award upon a change in control, but this language did not reflect the Committee’s intent when adopting the Plans. The amendments adopted on May 2 amend the Plans to reflect the Committee’s original intent by eliminating the requirement that a participant must have his or her employment terminated in order to receive the change in control Plan benefit. As amended, the Plans provide for payments of the change in control Plan benefit upon a change in control without regard to the recipient’s employment status following the change in control.

The amendments to the Plans are effective as of April 18, 2005.

The Plans, as amended, will be filed as exhibits to the Company’s Form 10-K for the year ending June 30, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADMUS COMMUNICATIONS CORPORATION
(Registrant)

By:	/s/ Bruce V. Thomas
Bruce V. Thomas
President and Chief Executive Officer

Date: May 5, 2005